Consent of Independent Registered Public Accounting Firm

The Board of Directors

Qiao Xing Mobile Communication Co., Ltd.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Qiao Xing Mobile Communication Co., Ltd. (the “Company”) of our report dated March 26, 2007, except as to Note 28(c), which is as of April 13, 2007, with respect to the consolidated balance sheets of Qiao Xing Mobile Communication Co., Ltd. and its subsidiaries (collectively, the “Group”) as of December 31, 2004 and 2005 and November 30, 2006 (all “Old Basis”) and December 31, 2006 (“New Basis”), and the related consolidated statements of operations, cash flows, and shareholders’ equity for the years ended December 31, 2004 and 2005, the period from January 1, 2006 through November 30, 2006 (all “Old Basis”) and the period from November 30, 2006 through December 31, 2006 (“New Basis”), which report appears in the Company’s registration statement on Form F-1 (File No. 333-142162) and to the reference to our firm under the heading “Experts” in such registration statement on Form F-1.

Our report contains an explanatory paragraph that states that Qiao Xing Universal Telephone, Inc. (“Xing”) acquired the remaining 20% equity interest of the Company on November 30, 2006, resulting in the Company becoming wholly owned by Xing and accordingly the consolidated financial statements as of December 31, 2006 and for the period from November 30, 2006 to December 31, 2006 reflect the new basis of accounting arising from the transaction, that the Group conducts significant transactions with related parties, including transactions with Xing, and that the Company executed a 40-for-one ordinary share split, effective April 13, 2007.

/s/ KPMG
KPMG Hong Kong, China
November 6, 2007